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                                 [LETTERHEAD]


                                March 25, 1998


Board of Directors
Columbia Sportswear Company
6600 North Baltimore
Portland, Oregon  97203


          We have acted as counsel for Columbia Sportswear Company, an Oregon corporation, (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 6,440,000 shares (the "Shares") of Common Stock of the Company, consisting of 5,600,000 shares (the "Firm Shares") to be sold by the Company in all events and 840,000 shares (the "Optional Shares") that are subject to an option granted to the underwriters solely to cover overallotments, if any. We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

          Based on the foregoing, it is our opinion that:

    (1) The Company is a corporation existing under the laws of the state of Oregon; and

    (2) The Firm Shares and the Optional Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement and in accordance with resolutions adopted by the Board of Directors of the Company, and when payment therefor shall have been received by the Company, will be legally issued, fully paid and nonassessable.

          We consent to the use of our name in the Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,


                                            /s/  STOEL RIVES LLP
                                            --------------------------------
                                            STOEL RIVES LLP